Page 14
                                                             Exhibit 10(iii)A(2)



                                February 1, 1996




Mr. James S. Balloun
National Service Industries, Inc.
NSI Center
1420 Peachtree Street, N.E.
Atlanta, Georgia   30309-3002


Dear Jim:


This letter will confirm the terms of your employment as Chief Executive Officer of National Service Industries, Inc. ("NSI"), effective February 1, 1996 (the "Effective Date"). We are enthusiastic about your decision to join NSI and look forward to working with you to enhance the future growth of the company.

The terms of your employment will be as follows:

     1. Duties - You will be the Chief Executive Officer and Chairman of the Board of NSI, and will assume the duties and responsibilities commensurate with those positions. You will devote substantially all of your working time and attention to the business and affairs of NSI.

     2. Base Salary - Your base salary for each of the three (3) fiscal years of NSI ending August 31, 1996, 1997, and 1998 will be at least Seven Hundred Fifty Thousand Dollars ($750,000). Thereafter, your base salary will be subject to annual review for increases at such time as NSI conducts salary reviews for executive officers generally.

     3. Annual Incentive Compensation - For the three (3) fiscal years of NSI ending August 31, 1996, 1997, and 1998, you will participate in the NSI Management Compensation and Incentive Plan (the "Annual Incentive Plan") and will be eligible for the following incentive bonuses:

     For fiscal year 1996, an incentive bonus of Seven Hundred Fifty Thousand Dollars ($750,000) if NSI's Earnings Per Share equal or exceed $2.065 for the fiscal year. NSI's Earnings Per Share will be determined in the customary manner under the Annual Incentive Plan and will be subject to adjustment for changes in capitalization and for unusual charges or income items as provided in the plan.



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                                                                         Page 15
                                                             Exhibit 10(iii)A(2)

     For fiscal years 1997 and 1998, an incentive bonus of Seven Hundred Fifty Thousand Dollars ($750,000) per year if the performance target(s) established for the Chief Executive Officer pursuant to the Annual Incentive Plan (or a similar plan) is achieved.

For fiscal year 1999 and later years, you will participate in the Annual Incentive Plan (or a similar plan) and be eligible for an incentive award at a level consistent with your position as Chief Executive Officer of NSI, with performance targets consistent with those for other executive officers.

     4. Stock Options - You have received, or you will be eligible for, the following stock option grants pursuant to the NSI Long-Term Incentive Program:

     On January 3, 1996, you received a grant of an option (the "Option") to purchase two hundred fifty thousand (250,000) shares of NSI Common Stock at a share price equal to the Common Stock's Fair Market Value on that date. The Option was granted pursuant to the Long-Term Incentive Plan and has the following specific provisions:

          * A ten (10) year term to exercise from date of grant.

          * Vesting as follows, eighty-five thousand (85,000) shares will vest on the last day of NSI's fiscal year 1996; eighty-five thousand (85,000) shares will vest on the last day of fiscal year 1997; and the remaining eighty thousand (80,000) shares will vest on the last day of fiscal year 1998.

          * Unvested shares will be forfeited upon your voluntary termination, termination upon death or Disability, or if you are terminated by NSI for Cause (Disability and Cause are defined in Item 7 below).

          * In the event of death, options for vested shares may be exercised by your personal representative or estate.

          * If you retire from NSI at age sixty-five  (65) or later,  the Option

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                                                             Exhibit 10(iii)A(2)

          will be exercisable for five (5) years or until the end of the term of the Option, whichever first occurs.


     You will be eligible for annual stock option grants under the Long-Term Incentive Plan in amounts at the competitive median or higher for a Chief Executive Officer of a company of NSI's revenue size and characteristics, or at such other competitive level as may be established by NSI's Board. The option terms will generally be as provided under the plan for other executive officers of NSI.

     5. Retirement Plans - Upon satisfying the eligibility requirements, you will be eligible to participate in the Company's tax-qualified retirement plans, NSI Pension Plan C, and the NSI 401(k) Plan for Corporate Office Employees. In addition, on the Effective Date, you will become a participant in the Supplemental Retirement Plan for Executives of NSI (the "SERP"). Your benefits under the SERP will be determined in the same manner as for other executive officers of NSI participating in the plan, except that you will be credited with two (2) years of credited service under the SERP for each year of actual credited service. You will become vested in your SERP benefit after completing five (5) years of employment with NSI.

     S. Medical, Life Insurance, and Other Employee Benefits - You will be covered by, or eligible to participate in, the medical, dental, life insurance, disability, deferred compensation, and other benefit programs generally made available by NSI to its executive officers and their families. With respect to life insurance coverage, you will be provided no less than $1 million coverage (subject to coordination with the qualified retirement plans' death benefits in the same manner as for other executives).

     7. Severance Payment/Change in Control - Except in the event of termination in connection with a Change in Control of NSI (as defined in the Severance Protection Agreement that will cover you), you will be entitled to the following severance payment:

     If your employment is terminated on or before August 31, 1998, except for voluntary termination, termination upon death or Disability (as defined below), or termination by NSI for Cause (as defined below), you will receive a lump sum severance payment, immediately following your termination, of $4.5 million reduced by the total amount of any base salary and annual incentive bonus(es) paid to you by NSI for the period from the Effective Date to the date of your termination.

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                                                                         Page 17
                                                             Exhibit 10(iii)A(2)


     If your employment is terminated after August 31, 1998, except for the reasons stated in the preceding paragraph, you will receive a $1.5 million lump sum severance payment immediately following your termination.


     For purposes of entitlement to a severance payment, "Cause" shall mean any act(s) on your part that constitutes fraud, a felony involving dishonesty, a breach of fiduciary duty, or gross malfeasance or habitual neglect of your duties for NSI, and "Disability" shall mean a physical or mental infirmity which impairs your ability to substantially perform your duties as Chief Executive Officer of NSI for a period of one hundred eighty (180) consecutive days. The NSI Board, based upon the information provided to it, shall determine whether an act constituting Cause has occurred and whether you have suffered a Disability. In the case of termination for Cause, (i) you will be given written notice of the actions constituting Cause at least fifteen (15) days prior to any meeting of the Board of Directors of NSI at which your termination is to be considered; (ii) you will be given the opportunity to be heard by the Board; and (iii) your termination for Cause must be evidenced by a resolution adopted by two-thirds of the Board.


     With respect to Change in Control situations, you will be covered by a Severance Protection Agreement with the same provisions as are applicable to NSI's other executive officers. In the event of your termination in connection with a Change in Control that entitles you to benefits under the Severance Protection Agreement, you will receive the greater of the payments and benefits provided under the Severance Protection Agreement (after consideration of any tax penalties) or the severance payments described above.

     The base salary, annual incentive, option grants, nonqualified retirement benefits, and any severance payments will be structured to ensure the tax deductibility to NSI of the payments and benefits under the Internal Revenue Code of 1986, including Code Section 162(m). We can provide additional information on these issues if you so desire.

     We are preparing a SERP provision and Severance Protection Agreement to evidence the arrangements set forth in this letter. These agreements should be completed shortly.
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                                                             Exhibit 10(iii)A(2)



     Again, we are delighted you are joining NSI and we look forward to a long and mutually satisfactory relationship. This letter outlines your employment relationship with NSI; if you agree with the employment terms as outlined above, please sign and date both copies of this letter agreement and return one copy to me at your earliest convenience.


                                Very truly yours,



                                /s/ John G. Medlin, Jr.
                                John G. Medlin, Jr.
                                Chairman, Executive Resource,
                                Compensation and Nominating Committee
                                of the Board of Directors



ACCEPTED AND AGREED TO THIS

5    DAY OF FEBRUARY, 1996


/s/ James S. Balloun
    James S. Balloun